Exhibit 99.1

Polar Power Reports Third Quarter 2017 Financial Results

Management to Host Conference Call Today at 4:30 p.m. EDT

GARDENA, CA – November 6, 2017 – Polar Power, Inc. (NASDAQ: POLA), a global provider of prime and backup DC power solutions, reported its financial results for the third quarter ended September 30, 2017.

Key Third Quarter 2017 and Subsequent Highlights:

●	Polar Power is currently an approved vendor to all the top 4 U.S. wireless carriers and to 32 overseas carriers.

●	Received a 57-unit purchase order of DC power systems from new Tier-1 wireless carrier customer for hurricane-affected telecom sites in Puerto Rico.

●	Continued to expand the manufacturing infrastructure to support future demand from domestic and international Tier-1 wireless carrier customers.

●	Assembled a strong international sales group covering major telecom carriers and tower operators. Full time Polar sales executives and support in: Singapore, Dubai, Australia, Dominican Republic, Romania, South Africa, California and Florida.

●	After five years of field trials in Australia, Polar has successfully demonstrated the reliability of its backup DC power system that no longer requires batteries on site. Removing batteries from an on-grid cell site reduces the operational cost of the site. With the success of this first trial Polar is currently expanding its field trials to include other major carriers.

●	Commenced marketing trailer mounted DC generators for emergency events and storm related power outages. This product will provide significant refueling and transportation advantages over legacy AC trailer mounted generators.

●	Deployed DC solution to leading U.S. military contractor for initial field testing for a large U.S. Army robotic mule project.

●	Net sales decreased 59% to $3.0 million, as compared to $7.5 million in Q3 2016.

●	Backlog totaled $1.5 million at September 30, 2017, as compared to $1.7 million at June 30, 2017.

●	Net loss was $0.4 million, or ($0.04) per basic and diluted share, as compared to net income of $1.8 million, or $0.24 per basic and diluted share, in Q3 2016.

●	Cash and cash equivalents totaled $14.8 million as of September 30, 2017 with no long-term debt outstanding.

Financial Results for the Three Months Ended September 30, 2017 Versus Same Year-Ago Quarter

Net sales totaled $3.0 million in Q3 2017, a decrease of 59%, as compared to $7.5 million in Q3 2016. The decrease in net sales was primarily a result of a decline in sales of DC power systems to our largest Tier-1 wireless carrier customer, coupled with a price reduction in DC power systems that took effect in March 2017.

Backlog totaled $1.5 million at September 30, 2017, as compared to $1.7 million at June 30, 2017. The decrease in backlog at the end of Q3 2017 as compared to the end of Q2 2017 was attributable to a decrease in sales of DC power systems to our largest Tier-1 wireless carrier customer.

Gross profit decreased 76% to $0.8 million in Q3 2017 as compared to $3.4 million in Q3 2016. Gross profit margin as a percentage of net sales declined to 27% in Q3 2017, as compared to 45% in Q3 2016. The gross profit for Q3 2017 was negatively affected by a price reduction on the company’s DC power systems and increased use of production staff in R&D projects. The company has made substantial improvements in its production facility and product line during 2017 and continues to believe that gross profit margin will improve to the 40%-45% range in the fourth quarter of 2017, particularly as the volume of sales increases.

Operating expenses increased to $1.5 million in Q3 2017 from $0.8 million in Q3 2016. The increase in operating expenses was primarily due to several major R&D projects, such as engineering changes to DC power systems to meet new customer requirements and the ongoing development of a new hybrid power system for international markets.

Net loss totaled $0.4 million, or ($0.04) per basic and diluted share in Q3 2017, compared to net income of $1.8 million, or $0.24 per basic and diluted share, in Q3 2016.

Cash at September 30, 2017 totaled $14.8 million, as compared to $16.2 million at December 31, 2016. The substantial balances of cash as of the comparative periods ended September 30, 2017 and December 31, 2016 resulted from the net proceeds of $17.0 million from the Company’s initial public offering in December 2016.

Management Commentary

“The third quarter of 2017 was highlighted with substantial progress made on building a strong domestic and international sales staff, obtaining vendor approvals and increasing our manufacturing resource,” said Polar Power CEO, Arthur Sams. “We are continuing to develop new products and improve our existing product lines. These initiatives further diversify our product portfolio and reduce our customer concentration while positioning Polar Power for substantial revenue growth in 2018.

“Unfortunately, relative to our poor financial performance in the third quarter, we were not immune to the effects of Hurricanes Harvey, Irma and Maria with our domestic Tier-1 wireless carrier customers. These adverse weather events diverted a significant amount of our wireless carrier customers’ manpower away from non-essential activities, as wireless carriers deployed significant resources to disaster-struck areas in an effort to minimize network downtime. We developed strong working relationships with our wireless carrier customers in the quarter and expect sales to notably increase over the course of the next several months.

“One ancillary benefit to our business from the hurricanes was the increased necessity amongst our customers to harden their network sites in order to minimize network downtime in the event of a natural disaster. In fact, already in the fourth quarter we received our first material purchase order from our newly signed Tier-1 wireless carrier customer for hurricane-affected telecom sites in Puerto Rico and most recently new purchase orders for telecom sites in Houston and Florida. We look forward to continuing our collaboration with all of our Tier-1 wireless carrier customers as we work together to provide solutions to aid in the redevelopment of all hurricane affected wireless networks,” continued Sams.

“On the R&D front, key progress made during the third quarter will continue to solidify Polar Power’s absolute technology leadership and drive growth for years to come. Some of our most exciting R&D initiatives include a battery-free DC hybrid solution for telecom backup that has drawn significant interest from multiple Tier-1 wireless carriers, a DC generator solution to a leading U.S. military contractor for initial field testing addressing a large revenue opportunity with the U.S. Army and continued progress on a 200kW DC generator for data center and military applications.

“Notable progress was also made on the international front after we established the necessary global reach to acquire and support new telecom customers with our DC power solutions during the second quarter. I spent substantial time during the third quarter visiting our new sales team members in Africa, Singapore, Dominican Republic and Australia attending industry conferences and meeting key contacts and customers from our new hires. Although our international carriers are taking longer to close and award solicitations, I am pleased to report based upon these meetings and the sequential growth in our international RFPs that we are close to realizing material revenues for the company in the coming quarters with some of the largest international telecommunication companies.

“Moving into the fourth quarter, we have never been more confident about the future of Polar Power and our team’s ability to create value for shareholders. We have a strong balance sheet, a record number of vendor approvals and are continually offering an innovative suite of products to meet market demand. We look forward to sharing more on our developing story at the upcoming Benchmark Micro Cap Discovery Conference on December 14, 2017 in Chicago,” concluded Sams.

Conference Call Details

Polar Power CEO Arthur Sams, Acting CFO Luis Zavala and Vice President of Operations Raj Masina will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Monday, November 6, 2017
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-800-310-7032
International dial-in number:	1-719-457-2619
Conference ID:	2782894

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=126763 and via the investor relations section of the Company’s website at www.polarpower.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through November 20, 2017.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	2782894

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s belief that it is positioned for substantial revenue growth in 2018; Polar Power’s expectation that sales to its customers will increase over the course of the next several months; the expectation that Polar Power’s gross profit as a percentage of net sales will return to within a range of 40%-45% during the fourth quarter of 2017; Polar Power’s belief that customers will make major purchases in the coming quarters; and Polar Power’s belief that it is close to realizing material revenues from sales outside of the United States are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions, including demand for DC power systems; raw material and manufacturing costs; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Polar Power’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Polar Power’s Form 10-Q filed with the Securities and Exchange Commission on August 14, 2017.

Media and Investor Relations:

Chris Tyson

Managing Director

MZ North America

Direct: 949-491-8235

chris.tyson@mzgroup.us

www.mzgroup.us

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER INC.

CONDENSED BALANCE SHEETS

	September 30, 2017	December 31,
	(Unaudited)	2016
ASSETS
Current assets
Cash and cash equivalents (including restricted cash of $1,000,423 at September 30, 2017)	14,779,028	16,242,158
Accounts receivable	1,978,929	4,403,946
Inventories, net	5,276,326	4,839,591
Prepaid expenses	331,826	178,569
Refundable income taxes	1,257,585	0
Total current assets	23,623,694	25,664,264
Other assets:
Property and equipment, net	734,225	737,586
Deposits	77,296	66,796
Deferred tax assets	213,278	160,637
Total assets	24,648,493	26,629,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	271,111	659,355
Customer deposits	70,111	71,954
Income taxes payable	0	1,227,308
Accrued expenses and other current liabilities	557,901	669,889
Current portion of notes payable	109,339	111,368
Total current liabilities	1,008,462	2,739,874
Notes payable, net of current portion	154,206	237,431

Total liabilities	1,162,668	2,977,305

Commitments and Contingencies

Shareholders’ Equity

Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,143,158 shares issued and outstanding	1,014	1,014
Additional paid-in capital	19,242,715	19,242,715
Retained earnings	4,242,096	4,408,249
Total shareholders’ equity	23,485,825	23,651,978

Total liabilities and shareholders’ equity	$24,648,493	$26,629,283

POLAR POWER INC.
CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Sales	$3,030,026	$7,458,949	$10,438,761	$15,525,231
Cost of Sales	2,201,083	4,063,404	6,925,464	9,240,701
Gross Profit	828,943	3,395,545	3,513,297	6,284,530

Operating Expenses
General and administrative	633,776	596,584	1,988,830	1,475,775
Research and development	480,405	58,610	947,427	147,744
Sales and Marketing	395,793	99,218	861,231	281,412
Depreciation and amortization	7,621	7,451	23,029	19,010
Total operating expenses	1,517,595	761,863	3,820,517	1,923,941

Income (Loss) from operations	(688,652)	2,633,682	(307,220)	4,360,589

Other (expenses) income
Interest expense	(4,463)	(32,635)	(14,656)	(96,426)
Other income (expense)	18,531	(1,144)	42,605	4,573
Total other (expenses) income, net	14,068	(33,779)	27,949	(91,853)

Income (Loss) before income taxes	(674,584)	2,599,903	(279,271)	4,268,736
Income tax (provision) benefit	264,681	(818,584)	113,118	(1,548,728)
Net Income (Loss)	$(409,903)	$1,781,319	$(166,153)	$2,720,008

Net Income (Loss) per share – basic and diluted	$(0.04)	$0.24	$(0.02)	$0.37
Weighted average shares outstanding, basic and diluted	10,143,158	7,383,145	10,143,158	7,383,145

POLAR POWER INC.

CONDENSED STATEMENTS OF CASH FLOW

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net Income	$(166,153)	$2,720,008
Adjustments to reconcile net income to net cash used in operating activities:
Common shares issued for services	—	37,500
Depreciation and amortization	185,757	150,270
Changes in operating assets and liabilities

Accounts receivable	2,425,017	(3,698,437)
Inventories	(436,735)	(1,785,512)
Prepaid expenses	(153,257)	(41,279)
Deposits	(10,500)	22,148
Refundable income taxes	(1,257,585)	—
Deferred tax assets	(52,641)	(63,887)
Accounts payable	(388,244)	816,147
Income taxes payable	(1,227,308)	1,316,838
Customer deposits	(1,843)	64,379
Accrued expenses and other current liabilities	(111,988)	396,417
Net cash used in operating activities	(1,195,480)	(65,408)

Cash flows from investing activities:
Acquisition of property and equipment	(182,396)	(168,173)
Payable for acquired technology	—	(131,215)
Net cash used in investing activities	(182,396)	(299,388)

Cash flows from financing activities:
Advances (repayment) of credit line; net	—	524,551
Repayment of notes	(85,254)	(292,197)
Net cash (used in) provided by financing activities	(85,254)	232,354

Decrease in cash and cash equivalents	(1,463,130)	(132,442)
Cash and cash equivalents, beginning of period	16,242,158	263,418
Cash and cash equivalents, end of period	$14,779,028	$130,976

Supplemental Cash Flow Information:
Taxes Paid	$2,424,417	$—
Interest Paid	10,193	63,791
Supplemental non-cash investing and financing activities:
Assets acquired under notes payable	$—	$237,463